Exhibit 5

Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis

Professional Association

2700 Bank of America Plaza

Tampa, FL 33602

July 30, 2012

Chico’s FAS, Inc.

11215 Metro Parkway

Fort Myers, Florida 33966

Re:	Chico’s FAS, Inc. - Registration Statement on Form S-8
2012 Omnibus Stock and Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Chico’s FAS, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “S-8 Registration Statement”) relating to the offering by the Company (the “Offering”) of 10,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, (the “Common Stock”) under the Company’s 2012 Omnibus Stock and Incentive Plan (the “Plan”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the S-8 Registration Statement, other than as to the validity of the Shares.

In our capacity as counsel to the Company in connection with the S-8 Registration Statement and the Offering, we have examined and are familiar with: (1) the Company’s Articles of Incorporation and Bylaws, each as currently in effect, (2) the Plan, (3) the S-8 Registration Statement, (4) resolutions of the board of directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the shares of Common Stock issuable thereunder and the filing of the Registration Statement, and (5) such other corporate records and documents and instruments as in our opinion are necessary or relevant as the basis for the opinions expressed below.

As to various questions of fact material to our opinion, we have relied without independent investigation on statements or certificates of officials and representatives of the Company, the Department of State of the State of Florida and others. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other exact copies.

We express no opinion as to the law of any jurisdiction other than of the State of Florida and the federal laws of the United States of America.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, the Shares will have been duly authorized and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement. In giving such consent, we do not thereby concede that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

TRENAM, KEMKER SCHARF, BARKIN
FRYE, O’NEILL & MULLIS
Professional Association

By:	/s/ Gary I. Teblum
Gary I. Teblum